Exhibit 10.2
AMENDMENT NO. 1 TO THE
CREDIT AGREEMENT

    Dated as of November 1, 2022
AMENDMENT NO. 1 TO THE CREDIT AGREEMENT (this “Amendment”) between 3M COMPANY, a Delaware corporation (the “Company”), and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (the “Agent”) for the Banks (as defined below).
PRELIMINARY STATEMENTS:
(1)    The Company, the banks, financial institutions and other institutional lenders party thereto (collectively, the “Banks”) and the Agent are parties to that certain Amended and Restated Five-Year Credit Agreement, dated as of November 15, 2019 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
(2)    In accordance with Section 5.2(d) of the Credit Agreement, the Company and the Agent have agreed to amend the Credit Agreement to incorporate a successor rate to the LIBO Base Rate.
(3)    The parties hereto have agreed to make certain amendments to the Credit Agreement as set forth in, and in accordance with the terms and conditions of, this Amendment (the Credit Agreement as so amended, the “Amended Credit Agreement”).
SECTION 1. Amendments to Credit Agreement. As of the Amendment Effective Date (as defined below), subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Agent and the Company hereby agree to amend the Credit Agreement to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto.
SECTION 2. Conditions of Effectiveness. This Amendment shall become effective on and as of the date (the “Amendment Effective Date”) on which each of the following conditions precedent shall have been satisfied or waived:
(a)    The Agent shall have received counterparts of this Amendment executed by the Company and the Agent.
(b)    The Agent shall not have received, within five Business Days of the date a copy of this Amendment is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to this Amendment.

SECTION 3. Reference to and Effect on the Loan Documents. (a) On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in any other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or
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words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.
(b)    The Credit Agreement and the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Agent or the Company under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.
SECTION 4. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and expenses of counsel for the Agent, in accordance with the terms of Section 4.3 of the Credit Agreement.
SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission or other electronic format shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
SECTION 6. Governing Law. This Amendment is governed by the substantive laws of the State of New York.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
3M COMPANY

By: /s/ Sarah Grauze
Name: Sarah Grauze
Title: Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Agent

By: /s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

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EXECUTION COPY
ANNEX A to AMENDMENT NO. 1 dated as of November 1, 2022
 ~~EXECUTION COPY~~

U.S. $3,000,000,000
AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT
Dated as of November 15, 2019
Among
3M COMPANY
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
CITIBANK, N.A.,
as Syndication Agent,
DEUTSCHE BANK SECURITIES INC.
and
BANK OF AMERICA, N.A.,
as Documentation Agents,
and
THE BANKS NAMED HEREIN,
as Banks

JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.
and
BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners

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Table of Contents
Page

1	DEFINITIONS	1
1.1	Generally.	1
1.2	Times	10
1.3	Interest Rates; LIBOR Notification	10
1.4.	Divisions	~~10~~11
2	LINE OF CREDIT	11
2.1	Advances.	11
2.2	[Reserved].	~~11~~12
2.3	[Reserved].	~~11~~12
2.4	[Reserved].	~~11~~12
2.5	Conditions Precedent to Each Advance.	~~11~~12
2.6	Increase of Commitments.	12
2.7	Extension of Commitment Termination Date.	13
2.8	Evidence of Debt.	1415
3	[Reserved]	~~15~~16
4	FEES AND EXPENSES	~~15~~16
4.1	Commitment Fee.	~~15~~16
4.2	[Reserved].	~~15~~16
4.3	Expenses.	~~15~~16
4.4	Additional Fees.	16
5	INTEREST	16
5.1	Floating Rate.	16
5.2	~~LIBO Rate~~Term Benchmark	16
5.3	Default Rate.	18
5.4	Fees on ~~LIBO Rate~~Term Benchmark Advances; Capital Adequacy; Funding Exceptions.	18
5.5	Mitigation of Yield Protection.	21
6	DISBURSEMENTS AND PAYMENTS	21
6.1	Requests for Borrowings.	21
6.2	Payments.	22
6.3	Prepayments.	~~24~~23
6.4	Termination or Reduction of the Commitments.	24
6.5	Taxes.	~~25~~24
6.6	Judgment Currency.	26
6.7	Defaulting Banks.	~~27~~26
6.8	Replacement of Defaulting Banks.	27
7	CONDITIONS PRECEDENT	27
8	REPRESENTATIONS AND WARRANTIES	~~27~~28
9	COVENANTS.	28
9.1	Financial Information	28
9.2	Covenants	29
10	EVENTS OF DEFAULT AND REMEDIES.	31
10.1	Default	31
10.2	Remedies.	32
10.3	Setoff	33
11	AGENCY	33
11.1	Authorization.	33
11.2	Distribution of Payments and Proceeds.	33
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11.3	Expenses.	34
11.4	Payments Received Directly by Banks.	34
11.5	Indemnification.	35
11.6	Limitations on Agent’s Power.	35
11.7	Exculpation of the Agent by the Banks.	35
11.8	Agent and Affiliates.	36
11.9	Credit Investigation.	36
11.10	Resignation.	36
11.11	Assignments and Participations.	~~37~~36
11.12	Syndication Agent and Documentation Agent.	38
11.13	Delegation of Duties.	~~39~~38
11.14	Bank ERISA Representation	~~39~~38
12	MISCELLANEOUS.	40
12.1	365-Day Year.	40
12.2	GAAP.	40
12.3	No Waiver; Cumulative Remedies.	40
12.4	Amendments, Etc.	40
12.5	Binding Effect: Assignment.	~~41~~40
12.6	New York Law.	41
12.7	Severability of Provisions.	41
12.8	Integration.	41
12.9	Notice.	41
12.10	Indemnification by the Borrower.	42
12.11	Customer Identification - USA Patriot Act Notice.	43
12.12	Execution in Counterparts.	43
12.13	Waiver of Jury Trial.	43
12.14	Jurisdiction.	43
12.15	Substitution of Currency.	44
12.16	No Fiduciary Relationship.	44
12.17	Waiver of Prior Notice under Existing Credit Agreement.	44
12.18	Acknowledgement and Consent to Bail-In of Certain Financial Institutions.	~~45~~44

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Amended and Restated Five Year Credit Agreement
Dated as of November 15, 2019
3M Company, a Delaware corporation, the Banks, as defined below, and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent for the Banks, hereby agree as follows:
PRELIMINARY STATEMENT.    The Borrower, the lenders party thereto and JPMorgan, as administrative agent, are parties to an Amended and Restated Five Year Credit Agreement dated as of March 9, 2016 (the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 7 hereof, the parties hereto agree to further amend and restate the Existing Credit Agreement as herein set forth~~.~~
1.    DEFINITIONS
1.1    Generally.
“Additional Bank” means a Bank that becomes a party hereto pursuant to Section 2.6 or 2.7.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means an advance under Section 2.1.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%, and (ii) the Applicable Margin.
“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means JPMorgan, in its capacity as lead arranger and administrative agent for the Banks hereunder (which may act through any of its Affiliates in performance of its duties hereunder).
“Agent's Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at JPMorgan at its office at 500 Stanton Christiana Road, Ops 2, Floor 3, Newark, Delaware 19713, Account No. 9008113381H0305, Attention: Chelsea Hamilton, e-mail: chelsea.hamilton@jpmchase.com, (b) in the case of Advances denominated in any Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Borrower and the Banks for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Banks for such purpose.
“Aggregate Commitment Amount” means the sum of each Bank’s Commitment.
“Aggregate Outstandings” means, at any time, an amount equal to the aggregate principal balance of the Advances then outstanding (based on the Equivalent in Dollars at such time).
“Agreement” means this Amended and Restated Five Year Credit Agreement.
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“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Fee Percentage” means 0.04%.
“Applicable Margin” means (a) for ~~LIBO Rate~~Term Benchmark Advances as of any date, a percentage per annum equal to 0.625% and (b) for Floating Rate Advances as of any date, a rate per annum equal to 0.00%.
“Assignment Certificate” means a certificate, acceptable to the Agent in form and substance, assigning a Bank’s rights and obligations under this Agreement or a related document pursuant to Section 11.11.
“Bail-In Action” has the meaning specified in Section 12.18.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” means JPMorgan, acting on its own behalf and not as Agent; and each other Person (other than the Borrower) that is a party hereto or hereafter becomes a party hereto pursuant to the procedures set forth in Sections 2.6, 2.7 or 11.11.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus one-half of one percent (.50%) and (iii) the ~~LIBO Base~~Adjusted Term SOFR Rate ~~applicable to Dollars~~ for a one month Interest Period ~~on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) ~~(“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR~~plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the ~~rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time)~~Term SOFR Reference Rate at approximately ~~11:00 a.m. London~~5:00 a.m. Chicago time on such day~~); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement~~ (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the ~~LIBO Base~~Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the ~~LIBO Base~~Adjusted Term SOFR Rate, respectively~~. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.2, then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above~~. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than zero such rate shall be deemed to be zero for purposes of this Agreement.
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“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” means 3M Company, a Delaware corporation.
“Borrowing” means a borrowing under Section 2.1 consisting of simultaneous pro rata Advances to the Borrower by each of the Banks severally.
“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $10,000,000, in respect of Advances denominated in Sterling, £5,000,000 and, in respect of Advances denominated in Euros, €10,000,000.
“Bribery Act” means the United Kingdom Bribery Act of 2010.
“Business Day” means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in New York are permitted or required by law to close. Whenever the context relates to ~~a LIBO~~the EURIBO Rate or amounts bearing interest at ~~a LIBO~~the EURIBO Rate “Business Day” means a day (i) that meets the foregoing definition, and (ii) on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such ~~LIBO Rate~~ Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open~~)~~.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Committed Currencies” means Sterling, Euros and any other currency that is freely convertible into Dollars and agreed to by all Banks and the Agent.
“Commitment” means, with respect to each Bank, (a) the Dollar amount set forth opposite such Bank’s name on Schedule I hereto or if such Bank is an Additional Bank or if such Bank has entered into an Assignment Certificate, the Dollar amount set forth for such Bank in the records maintained by the Agent, as such amount may be reduced pursuant to Section 6.4 or increased pursuant to Section 2.6, or (b) the commitment of that Bank to make Advances hereunder, as the context may require.
“Commitment Termination Date” means November 15, 2024, subject to the extension thereof pursuant to Section 2.7 or, if earlier, the date on which the Banks’ Commitments are terminated pursuant to Section 10 or by agreement of the parties; provided, however, that the Commitment Termination Date of any Bank that is a Non-Consenting Bank to any requested extension pursuant to Section 2.7 shall be the Commitment Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“Credit Exposure” means, with respect to any Bank (i) at any time prior to termination of the Commitments in full, such Bank’s Commitment (whether used or unused); provided that in the case of Section 6.7 when a Defaulting Bank shall exist, “Credit Exposure” shall mean the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment, or (ii) thereafter, such Bank’s Outstandings.
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“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Agent or any other Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Agent or any Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
"EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.
“EBITDA to Interest Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) consolidated EBITDA of the Borrower and its subsidiaries for the period of four consecutive Fiscal Quarters then ended to (ii) interest payable on, and amortization of debt discount in respect of, all Funded Debt of the Borrower and its subsidiaries during such period of four Fiscal Quarters.
“EEA Financial Institution” has the meaning specified in Section 12.18.
“Effective Date” means the date on which the conditions precedent set forth in Section 7 have been satisfied, which shall be no later than November 15, 2019.
“Eligible Assignee” means (i) any Bank or any Affiliate of any Bank; (ii) a commercial bank organized under the laws of the United States or any state thereof; or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; provided that (x) neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee, (y) any Eligible Assignee or any corporation controlling such Eligible Assignee must also have senior unsecured long-term debt ratings which are rated at least A- (or the equivalent) as publicly announced by S&P or Fitch or A3 (or the equivalent) as publicly announced by Moody’s, and (z) any Eligible Assignee or any corporation controlling such Eligible Assignee must have shareholders’ equity in an amount not less than $3,000,000,000.
“Equivalent” in Dollars of any Committed Currency or in any Committed Currency of Dollars on any date, means the quoted spot rate appearing at oanda.com/convert/classic or, if such rate is not available, the rate at which the Agent offers, in accordance with normal banking industry practice, to exchange Dollars or such Committed Currency for such Committed Currency or
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Dollars, as the case may be, in New York, New York prior to 4:00 P.M. (New York time) on such date.
“ERISA” means the Employment Retirement Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
“EURIBO Base Rate” means, ~~for~~with respect to any Interest Period for each Term Benchmark Advance denominated in Euros and comprising part of the same Borrowing, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period; provided that if the EURIBO Base Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.
“EURIBO Rate” means the annual rate equal to the sum (i) the rate obtained by dividing (a) the EURIBO Base Rate, by (b) a percentage equal to 100% minus the reserve percentage (expressed as a percentage) applicable to “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System), and (ii) the Applicable Margin.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Event of Default” means an event specified in Section 10.1.
“Existing Credit Agreement” has the meaning specified in the preliminary statement to this Agreement.
“Extension Date” has the meaning specified in Section 2.7(a)
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means one or more separate agreements between the Borrower and the Agent, setting forth the terms of certain fees to be paid by the Borrower to the Agent for the benefit of the Banks and/or for the Agent’s own behalf, as more fully set forth therein.
“Fiscal Quarter” means any of the four periods, each approximately three calendar months in length, comprising the Borrower’s fiscal year.
“Fitch” means Fitch, Inc.
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“Floating Rate” means, for any period, a fluctuating interest rate per annum equal for each such day during such period to the sum of the Base Rate for such day, plus the Applicable Margin for such day.
“Funded Debt” means the sum of (i) all obligations of the Borrower and its subsidiaries for borrowed money, including but not limited to principal and interest with respect to all indebtedness hereunder and all other senior or subordinated debt for borrowed money, (ii) all purchase money obligations of the Borrower and its subsidiaries, including obligations under any capitalized lease, (iii) the face amount of all letters of credit issued for the account of the Borrower and its subsidiaries, and (iv) all other interest-bearing obligations of the Borrower and its subsidiaries that are required to be listed as a liability on a balance sheet under GAAP. All determinations under this definition shall be made with respect to the Borrower and its subsidiaries on a consolidated basis.
“GAAP” has the meaning set forth in Section 12.2.
"Interest Period" means, for each ~~LIBO Rate~~Term Benchmark Advance comprising part of the same Term Benchmark Borrowing, the period commencing on the date of such ~~LIBO Rate~~Term Benchmark Advance or the date of the Conversion of any Floating Rate Advance into such ~~LIBO Rate~~Term Benchmark Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 5.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 5.2. The duration of each such Interest Period shall be one, ~~two,~~ three or six ~~months, and subject to clause (c) of this definition, twelve~~ months, as the Borrower may, upon notice received by the Agent (and in the case of ~~a LIBO Rate~~an Advance denominated in a Committed Currency, to the London Sub-Agent) not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after any Commitment Termination Date unless, after giving effect to any reduction of the Commitments on such Commitment Termination Date, the aggregate principal amount of Floating Rate Advances and of ~~LIBO Rate~~Term Benchmark Advances having an Interest Period that end on or prior to such Commitment Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;
(b)    Interest Periods commencing on the same date for ~~LIBO Rate~~Term Benchmark Advances comprising part of the same Borrowing shall be of the same duration;
~~(c)    the Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Bank notifies the Agent that such Bank will be providing funding for such Borrowing with such Interest Period (the failure of any Bank to so respond by such time being deemed for all purposes of this Agreement as an objection by such Bank to the requested duration of such Interest Period); provided that, if any or all of the Banks object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the~~
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~~applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;~~
(~~d~~c)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(~~e~~d)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.
~~“LIBO Base Rate” means, with respect to any Interest Period for each LIBO Rate Advance comprising part of the same Borrowing, (a) in the case of any Advance denominated in Dollars or any Committed Currency other than Euro, the rate per annum which appears on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. London time on the date two Business Days before, or, in the case of LIBO Rate Advances denominated in Sterling, on the date of, the commencement of such Interest Period as the rate at which deposits in immediately available funds are offered on the London interbank market for a term substantially equivalent to the applicable Interest Period or (b) in the case of any LIBO Rate Advance denominated in Euros, the EURIBO Rate; provided that if any LIBO Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.~~
~~“LIBO Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable LIBO Base Rate, by (b) a percentage equal to 100% minus the reserve percentage (expressed as a percentage) applicable to “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System), and (ii) the Applicable Margin.~~
~~“LIBO Screen Rate” means, for any day and time, with respect to any LIBO Rate Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.~~
“Loan Documents” means this Agreement, the Notes, any Fee Letter and any other document related hereto, together with all amendments, modifications and restatements thereof.
“London Sub-Agent” means J.P. Morgan Europe Limited.
“Moody’s” means Moody’s Investors Service, Inc.
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“Non-Consenting Bank” has the meaning specified in Section 2.7.
“Note” means a note in substantially the form of Exhibit C hereto with all blanks appropriately completed, together with any modifications and extensions thereof and any note or notes issues in renewal thereof or substitution or replacement therefor.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Outstandings” means, at any time with respect to any Bank, an amount equal to the aggregate principal balance of that Bank’s Advances then outstanding (based on the Equivalent in Dollars at such time).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Payment Office” means, for any Committed Currency, such office of JPMorgan as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Banks.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Percentage” means, with respect to each Bank, the ratio of (i) that Bank’s Credit Exposure, to (ii) the aggregate Credit Exposure of all of the Banks.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or government or any agency or political subdivision thereof.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Required Banks” means one or more Banks having an aggregate Percentage of at least fifty-one percent (51%).
“S&P” means S&P Global Ratings.
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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country to the extent such Person is the subject of Sanctions, or (c) any Person controlled or more than 50 percent owned by any such Person or Persons.
“Securitization Entity” means a corporation, partnership, trust, limited liability company or other entity that is formed for the purpose of effecting or facilitating a Securitization Transaction and which engages in no business and incurs no indebtedness or other liabilities other than those related to or incidental to a Securitization Transaction.
“Securitization Transaction” means a transaction or series of related transactions pursuant to which a corporation, partnership, trust, limited liability company or other entity incurs obligations or issues interests, the proceeds of which are used to finance a discrete pool (which may be fixed or revolving) of receivables or other financial assets.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Sterling” means lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the outstanding equity securities or other ownership interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
“Term Benchmark” means the Adjusted Term SOFR Rate and/or the EURIBO Rate, as applicable and, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the EURIBO Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator ; provided that if the
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Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
1.2    Times
All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided.
1.3    Interest Rates; LIBOR Notification1
The interest rate on LIBO Rate Advances is determined by reference to the LIBO Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBO Rate Advances. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 5.2(d) of this Agreement, such Section 5.2(d) provides a mechanism for determining an alternative rate of interest. The Agent will notify the Borrower, pursuant to Section 5.2, in advance of any change to the reference rate upon which the interest rate on LIBO Rate Advances is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 5.2(d), will be similar to, or produce the same value or economic equivalence of, the
1 Capitalized terms used herein and not defined herein have the meanings specified in the Existing Credit Agreement.
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LIBO Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
1.4.    Divisions
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any reference to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person and (b) any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
2.    LINE OF CREDIT
2.1    Advances.
Each Bank (acting through any of its branches or Affiliates) severally agrees, on the terms and conditions hereinafter set forth, to make Advances (each, an “Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date applicable to such Bank in accordance with this Section 2.1; provided, however, that no Bank shall have any obligation to make any Advance if, after giving effect to such Advance, (i) that Bank’s Outstandings (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable request for such Borrowing) would exceed that Bank’s Commitment, or (ii) the Aggregate Outstandings (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable request for such Borrowing) would exceed the Aggregate Commitment Amount. The credit facility established hereby is revolving; subject to the terms and conditions of this Agreement, the Borrower may borrow, prepay pursuant to Section 6.3 and reborrow under this Section 2.1. The obligations of the Banks hereunder shall be several, but not joint.
2.2    [Reserved].
2.3    [Reserved].
2.4    [Reserved].
2.5    Conditions Precedent to Each Advance.
The obligation of each Bank to make any Advance hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for an Advance shall be deemed a representation and warranty by the Borrower that each of the following conditions precedent has been satisfied):
(a)    the Borrower has delivered to the Agent and the Banks each of the items required to be delivered pursuant to Section 7;
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(b)    the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B) shall be true and correct on the date of such Advance as though made on and as of such date (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, then such representation or warranty shall be true and correct as of such specific date); and
(c)    no Default or Event of Default exists.
2.6    Increase of Commitments.
(a)    So long as no Event of Default has occurred and is continuing, the Borrower may from time to time, upon written notice to the Agent (who shall promptly provide a copy of such notice to each Bank or Additional Bank (as defined below)), propose to increase the Aggregate Commitment Amount by increments of $25,000,000, to an amount not to exceed $4,000,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Bank and Additional Bank may, not more than 10 Business Days following receipt of such notice, elect by written notice to the Borrower and the Agent to participate in the requested increase of Commitments and the amount of such participation. No Bank (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Bank to increase its Commitment shall be made in its sole discretion independently from any other Bank. Any Bank that does not respond to a request to increase its Commitment hereunder shall be deemed to have declined such request.
(b)    The Borrower may designate any Bank or other financial institution which at the time agrees to, in the case of any such Person that is an existing Bank, increase its Commitment and in the case of any other such Person (each such Person, and each Person that shall accept an assignment as provided in Section 2.7 is an “Additional Bank”), become a party to this Agreement; provided, however, that any new bank or financial institution must meet the criteria for an Eligible Assignee, must have a Commitment of not less than $25,000,000 and must in all other respects be acceptable to the Agent, which acceptance will not be unreasonably withheld, conditioned or delayed. The sum of the increases in the Commitments of the existing Banks pursuant to this paragraph (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.
(c)    An increase in the aggregate amount of the Aggregate Commitment Amount pursuant to this Section 2.6 shall become effective upon the receipt by the Agent of an agreement in form and substance satisfactory to the Agent signed by the Borrower, by each Additional Bank and by each other Bank whose Aggregate Commitment Amount is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and such opinions of counsel for the Borrower with respect to the increase in the Aggregate Commitment Amount as the Agent may reasonably request.
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(d)    Upon the acceptance of any such agreement by the Agent, the Aggregate Commitment Amount shall automatically be increased by the amount of the Commitments added through such agreement.
(e)    Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.6 that is not pro rata among all Banks, within five (5) Business Days, in the case of any Advances bearing interest at the Floating Rate, and at the end of the then current Interest Period with respect thereto, in the case of any Term Benchmark Advances ~~bearing interest at a LIBO Rate~~, the Borrower shall prepay such Advances in their entirety and, to the extent the Borrower elect to do so and subject to the conditions specified in Section 2.5, the Borrower shall reborrow Advances from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Advances are held by the Banks in such proportion.
2.7    Extension of Commitment Termination Date.
(a)    So long as no Event of Default has occurred and is continuing, the Borrower may, at any one time in any calendar year and not more than twice, by written notice to the Agent (who shall promptly provide a copy of such notice to each Bank), propose to extend the Commitment Termination Date by one year; provided that the Commitment Termination Date, as so extended, shall not be more than five years later than the applicable Extension Date (as defined below). Such notice shall specify the date (which shall be not less than 45 days after such notice) by which Banks are requested to respond to such request, and the date that such extension is to become effective (the “Extension Date”). Each Bank may, not less than 20 days prior to the applicable Extension Date, elect by written notice to the Borrower and the Agent to extend its Commitment Termination Date by a period of one year. The Agent will notify the Borrower, in writing of the Banks’ decisions no later than 15 days prior to such Extension Date. No Bank (or any successor thereto) shall have any obligation to extend its Commitment Termination Date, and any decision by a Bank to extend its Commitment Termination Date shall be made in its sole discretion independently from any other Bank. Any Bank that does not respond to a request to extend the Commitment Termination Date shall be deemed to be a Non-Consenting Bank.
(b)    If any Bank shall not elect to extend its Commitment Termination Date pursuant to paragraph (a) (each such Bank being a “Non-Consenting Bank”), the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Banks) which at the time agrees to accept an assignment of the Commitment of the Non-Consenting Bank in accordance with Section 11.11; provided, however, that (i) any Additional Bank must meet the criteria for an Eligible Assignee and must in all other respects be acceptable to the Agent, which acceptance will not be unreasonably withheld, conditioned or delayed; (ii) the amount of the Commitment of any such Additional Bank as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Bank is less than $5,000,000, in which case such Additional Bank shall assume all of such lesser amount; (iii) any such Non-Consenting Bank shall have been paid (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Bank plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Bank as of the effective date of such assignment; (iv) all additional costs reimbursements, expense reimbursements and indemnities
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payable to such Non-Consenting Bank, and all other accrued and unpaid amounts owing to such Non-Consenting Bank hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Bank; and (v) with respect to any such Additional Bank, the applicable processing and recordation fee required under Section 11.11 for such assignment shall have been paid. To the extent that the Commitment Termination Date is not extended as to any Bank pursuant to this Section 2.7 and the Commitment of such Bank is not assumed in accordance with this subsection (b), the Commitment of such Non-Consenting Bank shall automatically terminate in whole on such unextended Commitment Termination Date without any further notice or other action by the Borrower, such Bank or any other Person; provided that such Non-Consenting Bank’s rights under Sections 4.3, 5.4, 6.5 and 12.10, and its obligations under Section 11.5, shall survive the Commitment Termination Date for such Bank as to matters occurring prior to such date.
(c)    If (after giving effect to any assignments pursuant to subsection (b) of this Section 2.7) Banks having Commitments equal to at least 50% of the Commitments in effect immediately prior to the applicable Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assignment Certificate or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and the Commitment Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.7, and all references in this Agreement, and in the Notes to the “Commitment Termination Date” shall, with respect to each Bank other than a Non-Consenting Bank for such extension, refer to the Commitment Termination Date as so extended. Promptly following each extension of the Commitment Termination Date, the Agent shall notify the Banks of the extension of the scheduled Commitment Termination Date in effect immediately prior thereto.
2.8    Evidence of Debt.
(a)    Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank a Note payable to the order of such Bank in a principal amount up to the Commitment of such Bank.
(b)    The Agent shall maintain a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment Certificate delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Bank’s share thereof.
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(c)    Entries made in good faith and in conformity with sound industry standards by the Agent in the control and subsidiary accounts pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Bank under this Agreement, absent manifest error; provided, however, that the Borrower shall have the right to inspect such entries and the failure of the Agent to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
3.    [Reserved]
4.    FEES AND EXPENSES
4.1    Commitment Fee.
The Borrower will pay each Bank a commitment fee on the aggregate amount of such Bank’s unused Commitment from the date of this Agreement through the Commitment Termination Date applicable to such Bank at a rate per annum equal to the Applicable Fee Percentage. Each Bank’s unused Commitment shall be determined by deducting from such Commitment the aggregate principal balance of such Bank’s Advances. Such fee shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the final Commitment Termination Date.
4.2    [Reserved].
4.3    Expenses.
The Borrower shall pay (i) all reasonable attorneys’ fees and out-of-pocket expenses of such attorneys incurred by the Agent in connection with the preparation, negotiation, execution and amendment of this Agreement and related documents and (ii) all costs and expenses (including but not limited to reasonable attorneys’ fees and out-of-pocket expenses) incurred by the Agent or any of the Banks in connection with the enforcement of this Agreement and related documents (including but not limited to reasonable attorneys’ fees and out-of-pocket expenses of the Agent and each Bank, whether paid to outside counsel or allocated to in-house counsel).
4.4    Additional Fees.
The Borrower shall pay to the Agent additional fees in the amounts set forth in any Fee Letter strictly pertaining to this Agreement.
5.    INTEREST
5.1    Floating Rate.
The principal balance of the Advances denominated in Dollars shall bear interest at the Floating Rate unless the Borrower elects a ~~LIBO Rate~~Term Benchmark pursuant to Section 5.2, subject, however, to imposition of the default rate pursuant to Section 5.3.
5.2    ~~LIBO Rate~~Term Benchmark.
(a)    The Borrower may from time to time notify the Agent in writing or by telephone that a particular portion of the outstanding principal balance of the Advances shall bear interest at ~~a LIBO Rate~~the applicable Term Benchmark for a particular
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Interest Period. The portion of the outstanding balance of the Advances to which a ~~LIBO Rate~~Term Benchmark is applied ~~(i)~~ must be in an amount not less than the Borrowing Minimum or a multiple thereof~~, and (ii) must not bear, or otherwise be scheduled to bear, interest at a LIBO Rate at any time during the applicable Interest Period. Any LIBO Rate~~. Any Term Benchmark notification shall be irrevocable, must be made pro rata with respect to the Advances of each Bank, and must be received by the Agent before 11:00 a.m. (or, in the case of an Advance denominated in a Committed Currency, before 11:00 a.m. London time) on the day three Business Days before the Business Day which is the first day of the applicable Interest Period. Commencing on the first day of the applicable Interest Period and continuing through the last day thereof, the portion of the outstanding principal balance of the Advances to which the notification related shall bear interest at the applicable ~~LIBO Rate~~Term Benchmark (and the remaining part of the principal balance of the Advances, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts), subject, however, to imposition of the default rate pursuant to Section 5.3. At the termination of such Interest Period, unless a new ~~LIBO Rate~~Term Benchmark notification is requested and accepted by the Borrower, the interest rate applicable to the portion of the principal balance of (1) the Advances denominated in Dollars to which ~~the LIBO~~Adjusted Term SOFR Rate was applicable shall revert to the Floating Rate and (2) the Advances denominated in any Committed Currency shall be exchanged for an Equivalent amount of Dollars determined on such date and revert to the Floating Rate.
(b)    Notwithstanding anything to the contrary in this Section, the Borrower’s right to have a portion of the Advances bear interest at ~~a LIBO Rate~~the applicable Term Benchmark hereunder shall be suspended (i) at any time that there is a Default or an Event of Default under this Agreement, (ii) if the Agent is advised by the Required Banks that ~~the LIBO~~prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate or the EURIBO Base Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Advances (or its Advance) included in such Borrowing for the applicable currency and such Interest Period, (iii) during any period in which any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any governmental authority asserts that it is unlawful, for such Bank to perform its obligations hereunder or to fund or maintain ~~LIBO Rate~~Term Benchmark Advances hereunder or (iv) if the Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the ~~LIBO~~Adjusted Term SOFR Rate, the Term SOFR Rate, the EURIBO Rate or the EURIBO Base Rate (including because the relevant screen rate is not available or published on a current basis), for the applicable currency and such Interest Period, in which case (A) for each Advance denominated in Dollars, the Borrower shall either (x) prepay such Advances or (y) convert such Advances to the Floating Rate, (B) for each Advance denominated in any Committed Currency, the Borrower shall either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and such Advances shall revert to the Floating Rate and (~~B~~C) the obligation of the Bank to make ~~LIBO Rate~~Term Benchmark Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.
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(c)    Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of the Advances bearing interest at a ~~LIBO Rate~~Term Benchmark, the applicable ~~LIBO Rate~~Term Benchmark and the date on which the Interest Period applicable to such ~~LIBO Rate~~Term Benchmark expires. ~~LIBO Rate~~Term Benchmark Advances may not be outstanding as more than six separate Interest Periods. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent as the Floating Rate and the ~~LIBO Rate~~Term Benchmark.
~~(d)    If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(iv) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(iv) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 12.4, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 5.2(d), only to the extent the LIBO Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any interest election request that requests the conversion of any Advances to, or continuation of any Advances as, a LIBO Rate Advances shall be ineffective and (y) if any notice of a Borrowing requests a LIBO Rate Advances, such Advances shall be made as Floating Rate Advances.~~
5.3    Default Rate.
Upon the occurrence of an Event of Default, and so long as such Event of Default continues without written waiver thereof by the Agent and the Required Banks, in the sole discretion of the
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Required Banks and without waiving any of their other rights and remedies, the outstanding principal balance of the Advances shall bear interest at an annual rate which shall be equal to two percent (2.00%) over the annual rate or rates that would otherwise be in effect with respect to such Advances had there been no occurrence of such Event of Default.
5.4    Fees on ~~LIBO Rate~~Term Benchmark Advances; Capital Adequacy; Funding Exceptions.
In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:
(a)    ~~LIBO Rate~~Term Benchmark Advances. If at any time any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):
(i)    shall subject any Bank to any tax, duty or other charges (including but not limited to any tax designed to discourage the purchase or acquisition of foreign securities or debt instruments by United States nationals) with respect to this Agreement, or shall materially change the basis of taxation of payments to any Bank of the principal of or interest on any portion of the principal balance of any Advances bearing interest at a ~~LIBO Rate~~Term Benchmark (except for the imposition of or changes in respect of the rate of tax on the overall net income of that Bank); or
(ii)    shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank because of any portion of the principal balance of any Advances bearing interest at a ~~LIBO Rate~~Term Benchmark and the result of any of the foregoing would be to increase the cost to that Bank of making or maintaining any such portion or to reduce any sum received or receivable by that Bank with respect to such portion;
then, within 30 days after demand by that Bank the Borrower shall pay that Bank such additional amount or amounts as will compensate that Bank for such increased cost or reduction. A certificate in reasonable detail of any Bank setting forth the basis for the determination of such additional amount or amounts shall, absent obvious error, be conclusive evidence of such amount or amounts. The Agent shall endeavor to notify the Borrower of any change in applicable laws, rules, regulations, interpretations or administrative practices that may give rise to liability under this Section, but the Agent shall have no liability to the Borrower for failure to so notify the Borrower, and the failure to give such notification shall not be a defense to the Borrower’s obligation to pay any amounts under this paragraph (a).
(b)    Capital Adequacy. If any Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Bank may require the Borrower to pay it the amount necessary to restore that Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change, provided that such Bank is generally charging, or intends to generally charge, such amounts to its customers that are similarly situated to the Borrower and with similar credit facilities, to the extent such Bank has the right under such similar credit facilities to do so (but such Bank shall not be required to disclose any confidential or
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proprietary information). For purposes of this paragraph (b), the following definitions shall apply:
(i)    “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period by (B) the average capital that Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
(ii)    “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy or liquidity that applies to any Bank, or the interpretation thereof by any governmental or regulatory authority including, without limitation, any agency of the European Union or similar monetary or multinational authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital or liquidity in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
(iii)    “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital or liquidity that any Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Bank’s financial condition. For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.
(iv)    “Bank” includes (but is not limited to) the Agent, the Banks, as defined elsewhere in this Agreement, any assignee of any interest of any Bank hereunder, any participant in the loans made hereunder and any holding company of any of the foregoing.
The initial notice sent by a Bank shall be sent as promptly as practicable after that Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank’s Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in that Bank’s Return and that Bank’s calculation of the amount of such reduction, and shall include that Bank’s representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, that Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore that Bank’s
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Return for that quarter. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.
(c)    Funding Exceptions. The Borrower shall also compensate any Bank, upon written request by that Bank (which request shall set forth the basis for requesting such amounts), for all losses and imputed costs in respect of any interest or other consideration paid by that Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of any Advances at a ~~LIBO Rate~~Term Benchmark which that Bank sustains (i) on account of any failure of the Borrower to borrow at a ~~LIBO Rate~~Term Benchmark on a date specified therefor in a notice provided by the Borrower to the Agent under Section 5.2 of this Agreement or (ii) due to any payment or prepayment (whether pursuant to Section 6.2, 6.3, 9.2(d) or 10.2) of any Advance bearing interest at a ~~LIBO Rate~~Term Benchmark on a date other than the last day of the applicable Interest Period for such Advance. A certificate as to any such loss or cost (including calculations, in reasonable detail, showing how the applicable Bank computed such loss or cost) shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or cost may be computed as though the applicable Bank acquired deposits in the ~~London~~applicable interbank market to fund that portion of the principal balance whether or not such Bank actually did so.
5.5    Mitigation of Yield Protection.
Each Bank hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 5.4 or 6.5 with respect to such Bank, such Bank will give notice thereof through the Agent to the Borrower. The Borrower may at any time, by notice through the Agent to any Bank, request that such Bank change its lending office as to any Advance or type of Advance or that it specify a new lending office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Bank will use reasonable efforts to comply with such request unless, in the opinion of such Bank, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation. In addition, each Bank agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of lending office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the Borrower pursuant to Section 5.4 or Section 6.5 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Bank is aware at such time, then such costs or requirements shall not be imposed upon the Borrower but shall be borne by such Bank. All expenses incurred by any Bank in changing a lending office or specifying another lending office of such Bank or rebooking any Advance in response to a request from the Borrower shall be paid by the Borrower. Nothing in this Section 5.5 (including, without limitation, any failure by a Bank to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Borrower under Section 5.4 or Section 6.5, including any obligations payable in respect of any period prior to the date of any change or specification of a new lending office or any rebooking of any Advance.
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6.    DISBURSEMENTS AND PAYMENTS
6.1    Requests for Borrowings.
Each Borrowing shall occur on written or telephonic request (confirmed immediately in writing) to the Agent (and in the case of a ~~LIBO Rate~~ Borrowing denominated in a Committed Currency, to the London Sub-Agent) from a person believed by the Agent to be an officer of or other authorized representative for the Borrower. A request for a Borrowing must be received by the Agent (and in the case of ~~a LIBO Rate~~an Advance denominated in a Committed Currency, to the London Sub-Agent) (i) not later than 1:00 P.M. on the day that such Borrowing is to be made in the case of a Borrowing that is to bear interest initially at the Floating Rate or (ii) not later than 11:00 A.M. on the day three Business Days before the Business Day which is the first day of the applicable Interest Period for such Borrowing in the case of a Borrowing denominated in Dollars that is to bear interest initially (in whole or in part) at ~~a LIBO~~the Adjusted Term SOFR Rate, (y) 2:00 P.M. (London time) on the day three Business Days before the Business Day which is the first day of the applicable Interest Period for such Borrowing in the case of a Borrowing denominated in any Committed Currency. Each Borrowing denominated in any Committed Currency shall bear interest at ~~a LIBO~~the EURIBO Rate. Each Borrowing must be in an amount not less than the Borrowing Minimum or a multiple thereof and shall consist of Advances in the same currency made on the same day by the Banks ratably according to their respective Commitments. Each such notice of a Borrowing shall specify the requested (i) date of such Borrowing, (ii) whether the Advances comprising such Borrowing are to be ~~LIBO Rate~~Term Benchmark Advances, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of ~~LIBO Rate~~Term Benchmark Advances, initial Interest Period and currency for each such Advance. Upon receipt of any such request, the Agent shall notify the Banks of the intended Borrowing no later than 2:00 P.M. on the date such request for such Borrowing is received by the Agent. At or before 3:00 P.M. on the date the requested Borrowing is to be made, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in any Committed Currency, each Bank shall remit its Percentage of the requested Borrowing to the Agent at the applicable Agent's Account in immediately available funds. Prior to the close of business on the day the requested Borrowing is to be made, the Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and any officer of the Borrower may agree in writing. Any Borrowing that is to initially bear interest at ~~a LIBO Rate~~Term Benchmark shall also be subject to all conditions set forth in Section 5.2 hereof.
Unless the Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this Section 6.1 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Advances comprising such Borrowing and (ii) in the case of such Bank, (A) the NYFRB Rate, in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.
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6.2    Payments.
(a)    Generally. The Borrower shall initiate all payments, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, of principal, interest, fees and other payments due under this Agreement and all prepayments with respect to this Agreement to the Banks by means of payment made by the Borrower to the Agent in Dollars not later than 12:00 noon in same day funds for the account of the Banks. The Borrower shall initiate each payment with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent's Account in same day funds. All such payments shall be made in immediately available funds. Any payment due on a day on which the Agent is not open for substantially all of its business shall be due on the next day on which the Agent is so open. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of ~~LIBO Rate~~Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day. Absent obvious error, the records of the Agent will be conclusive evidence of the principal and accrued interest owing with respect to all Advances.
(b)    Advances: Interest Payments. Interest accruing on the Advances during any month at the Floating Rate shall be payable quarterly in arrears on the last day of each March, June, September and December and at maturity. Interest accruing on the Term Benchmark Advances ~~at the LIBO Rate~~ shall be payable on the last day of the applicable Interest Period and at maturity and, if the applicable Interest Period has a duration of longer than three months, on the day during such Interest Period that is every three months after the first day of such Interest Period.
(c)    Advances: Principal Payment. The entire principal balance of the Advances owing to each Bank shall be due and payable in full on the Commitment Termination Date applicable to such Bank.
To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Banks in accordance with the terms of this Section 6.2, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 6.2; provided that the Borrower and each of the Banks hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Bank as a result of any conversion or exchange of currencies effected pursuant to this Section 6.2 or as a result of the failure of the Agent to effect any such conversion or exchange, except for such loss, cost or expense due to the Agent’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment; and provided further that the Borrower agrees to indemnify the Agent and each Bank, and hold the Agent and each Bank harmless, for any and all losses, costs and expenses incurred by the Agent or any Bank for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in
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accordance with this Section 6.2 except for such losses, costs or expenses due to the Agent’s or Bank’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
6.3    Prepayments.
(a) Optional. The Borrower may prepay the Advances in whole at any time or from time to time in part, without penalty or premium, provided that (i) prepayment of any Bank’s Advances must be accompanied by pro rata prepayment of each other Bank’s Advances, (ii) any partial prepayment must be in an aggregate amount not less than $5,000,000 (or the approximate Equivalent thereof in any Committed Currency), (iii) prepayment of any principal bearing interest at ~~a Base~~the Floating Rate may be made only on one Business Day’s notice to the Agent, and (iv) any prepayment of Term Benchmark Advances~~, which at the time of such prepayment bear interest at a LIBO Rate,~~  shall be (A) made only on three Business Days’ notice to the Agent, (B) in a principal amount equal to that portion of the entire Term Benchmark Borrowing ~~to which any given LIBO Rate was applicable~~, and (C) accompanied by accrued interest on such prepayment through the date of prepayment and additional compensation calculated in accordance with Section 5.4(c) hereof.
(b) Mandatory. If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (i) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (ii) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies then outstanding exceeds 105% of the aggregate Commitments of the Banks on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Banks on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Floating Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Floating Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding ~~LIBO Rate~~Term Benchmark Advances in an amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 6.3(b) to the Borrower and the Banks, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Bank.
6.4    Termination or Reduction of the Commitments.
The Borrower may from time to time on at least ten calendar days’ prior notice received by the Agent (which shall promptly advise each Bank thereof) terminate the Commitments of the Banks in whole or permanently reduce the Commitments of the Banks in part, provided that (i) the Commitments of the Banks may not be terminated in whole at any time that any Advance remains outstanding, (ii) each partial reduction of the Commitments of the Banks shall be in the minimum amount of $10,000,000 or in a multiple of $10,000,000 in excess thereof, (iii) each partial reduction of the Commitments of the Banks shall be pro rata as to all of the Commitments of the Banks on the basis of the respective Percentages of the Banks, and (iv) no partial reduction of the Commitments of the Banks shall reduce the aggregate amount of the Commitments of the Banks to an amount less than the Aggregate Outstandings.
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6.5    Taxes.
(a)    All payments made by the Borrower to the Agent or any Bank (herein any “Payee”) under or in connection with this Agreement shall be made without any setoff or other counterclaim, and free and clear of and without deduction for or on account of any present or future Taxes now or hereafter imposed by any governmental or other authority, except to the extent that such deduction or withholding is compelled by law. As used herein, the term “Taxes” shall include all income, excise and other taxes of whatever nature (other than taxes generally assessed on the overall net income of the Payee by the government or other authority of the country, state or political subdivision in which such Payee is incorporated or in which the office through which the Payee is acting is located) as well as all levies, imposts, duties, charges, or fees of whatever nature. If the Borrower is compelled by law to make any such deductions or withholdings it will:
(i)    pay to the relevant authorities the full amount required to be so withheld or deducted;
(ii)    provided that such Payee has furnished to the Agent and the Borrower U.S. Internal Revenue Service Form W-8BEN-E or W-8ECI, or W-9, properly claiming entitlement to exemption from U.S. Federal withholding tax on all interest payments hereunder), pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings for Taxes been made; and
(iii)    promptly forward to the Agent (for delivery to such Payee) an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities.
(b)    If any Taxes otherwise payable by the Borrower pursuant to the foregoing paragraph are directly asserted against any Payee, such Payee may pay such Taxes and the Borrower promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrower under this Section 6.5 shall survive any termination of this Agreement. Each Bank by its execution of this Agreement does hereby represent (and each additional Bank by its execution of any Assignment Certificate pursuant to Section 11.11 shall be deemed to represent) to each other Bank, the Agent and the Borrower that if such Bank or additional Bank is organized under the laws of any jurisdiction other than the United States or any state thereof, such Bank or additional Bank has furnished to the Agent and the Borrower either U.S. Internal Revenue Service Form W-8BEN-E or W-8ECI, or W-9, as applicable. If the form provided by a Bank or additional Bank at the time such Bank or additional Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes.
(c)    If the Borrower makes an increased tax payment to a Bank under the foregoing clause (a)(ii) and that Bank determines in its absolute discretion that (a) a tax credit is attributable to that tax payment, and (b) that Bank has obtained, utilized and fully retained that tax credit on an affiliated group basis, then such Bank shall
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pay an amount to the Borrower which that Bank determines in its absolute discretion will leave it (after that payment) in the same after-tax position as it would have been in had the payment under clause (a)(ii) not been required to be made by the Borrower; provided, however, that (i) such Bank shall be the sole judge of the amount of such tax credit and the date on which it is received, (ii) no Bank shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Bank’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Bank shall subsequently determine that it has lost the credit of all or a portion of such tax credit, the Borrower shall promptly remit to such Bank the amount certified by such Bank to be the amount necessary to restore such Bank to the position it would have been in if no payment had been made pursuant to this sentence.
6.6    Judgment Currency.
If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement in Dollars or any alternative currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Specified Currency with the amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower with respect to any such sum due from it to the Agent or any Bank (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due under this Agreement in the Judgment Currency, such Entitled Person may, in accordance with normal banking procedures, purchase and transfer to the required location of payment the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred on that Business Day.
6.7    Defaulting Banks.
Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 4.1; and
(b)    the Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.4); provided, that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby.
In the event that the Agent and the Borrower each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Advances of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Percentage.
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6.8    Replacement of Defaulting Banks.
If any Bank becomes a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.11), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed, and (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Bank shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
7.    CONDITIONS PRECEDENT
On or before the date hereof, the Borrower shall deliver to the Agent the documents detailed in Exhibit A, properly executed and in form and content acceptable to the Agent and the Banks. For purposes of determining compliance with the conditions of this Section 7, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the date hereof, specifying its objection thereto.
8.    REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Banks to enter into this Agreement, the Borrower makes the representations and warranties contained in Exhibit B. Each request for a Borrowing under this Agreement, each increase of Commitments in accordance with Section 2.6 and each extension of Commitments in accordance with Section 2.7 constitutes a reaffirmation of these representations and warranties (other than, in the case of any Borrowing, the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B) as of the date of such Borrowing, such increase or such extension; provided, that in the case of each increase or extension, all references in the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B to financial statements, and to annual reports, quarterly reports or current reports filed with the SEC, shall be deemed to refer to the corresponding versions of those documents most recently delivered by the Borrower in accordance with Section 9.1 prior to the date of such increase or extension.
9.    COVENANTS.
From the date hereof through the Commitment Termination Date, and thereafter until the Advances are paid in full, unless the Required Banks (or the Agent, with the consent of the Required Banks) shall otherwise agree in writing, the Borrower shall do the following:
9.1    Financial Information
The Borrower shall deliver to the Agent:
(a)    Annual Financial Statements. Within 100 days of the Borrower’s fiscal year end, the Borrower’s consolidated annual financial statements. The statements must be
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audited with an unqualified opinion by a certified public accountant acceptable to the Agent.
(b)    Interim Financial Statements. Within 60 days of each Fiscal Quarter, the Borrower’s interim financial statements. These statements will be prepared on a consolidated basis and in accordance with GAAP. These statements will include a statement of cash flows.
(c)    Compliance Certificate. Concurrent with the financial statements required above, a compliance certificate, in the form of Exhibit E, signed by an officer of the Borrower, attesting to the accuracy of the financial statements, and demonstrating in form acceptable to the Agent that the Borrower remains in compliance with the covenants detailed in this Agreement.
(d)    Notices. Promptly upon becoming aware of the same, written notice of any Default or Event of Default.
(e)    Additional Information. Promptly following any request therefor, (x) such other information as the Agent or any Bank (through the Agent) may reasonably request and (y) information and documentation reasonably requested by the Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation..
(f)    Beneficial Ownership Certification. Promptly upon becoming aware of the same, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Bank that would result in a change to the list of beneficial owners identified in such certification.
The Borrower shall deliver the statements required under paragraphs (a) and (b) to the Agent by e-mail containing either the body of such statements or a hyperlink to the location of such statements on the World Wide Web. Upon the Agent’s receipt of any of the foregoing from the Borrower, the Agent shall promptly deliver a copy of the same to each Bank, transmitted in the manner received by the Agent.
9.2    Covenants
The Borrower shall:
(a)    Negative Pledge. Not create, incur or suffer to exist any pledge, lien, security interest, assignment or transfer upon or of any of the Borrower’s accounts receivable or other rights to payment, whether now existing or hereafter created or existing; provided, however, nothing in this Section 9.2(a) shall prohibit the Borrower from (i) assigning or transferring certain of its accounts receivable in connection with a sale of the part of its business from which such accounts receivable have arisen, or (ii) transferring not more than 25% of its accounts receivable (with such percentage determined by face amount of the accounts receivable as of the time immediately before such transfer) to a Securitization Entity in connection with a Securitization Transaction, so long as the Borrower receives reasonably equivalent value on account of such transfer.
(b)    Taxes. Pay, when due, all taxes, assessments and governmental charges levied or imposed upon the Borrower; provided, however, the Borrower shall not be required to pay any such tax, assessment or governmental charge whose amount,
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applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Borrower in accordance with generally accepted accounting principles.
(c)    Insurance. Cause its properties to be adequately insured against loss or damage and to carry such other insurance as is usually carried by persons engaged in the same or similar business. Such insurance shall either be maintained by the Borrower through self-insurance through captive insurance companies or by insurance issued by reputable and solvent insurance companies.
(d)    Merger. Refrain from being acquired by any other entity and refrain from transferring all or substantially all of its assets to, or consolidating, merging or otherwise combining with, any other entity where the Borrower is not the surviving entity; provided, however, the Borrower’s failure to comply with the requirements of this Section 9.2(d) shall not constitute an Event of Default under Section 10.1(f) of this Agreement, but instead shall give the Required Banks the right, by written notice to the Borrower, to demand payment of unpaid principal, accrued interest and all other amounts payable under this Agreement and to terminate the Commitments, with such demand and termination to be effective thirty calendar days’ following such written notice from the Required Banks to the Borrower.
(e)    Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition; provided, however, that nothing in this Section 9.2(e) shall prevent the Borrower from discontinuing the operation or maintenance of such plant, properties or equipment if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business.
(f)    Books and Records. Maintain adequate books and records in accordance with generally accepted accounting principles.
(g)    Compliance with Laws. Comply with all material laws and regulations applicable to its business.
(h)    Preservation of Rights. Maintain and preserve its corporate existence and all material rights, privileges, charters and franchises it now has; provided, however, that the Borrower shall not be required to preserve any such right, privilege, charter or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower.
(i)    Inspection. Upon reasonable notice by the Agent to the Borrower, permit the Agent or any Bank to visit and inspect the Borrower’s properties and examine its books and records to the extent the Agent or such Bank determines such inspection and examination is necessary for the Agent or such Bank to observe and monitor the Borrower’s financial performance and financial condition and to assure the Borrower’s compliance with its obligations under this Agreement.
(j)    Use of Proceeds. (x) Use the proceeds of the Advances solely for the Borrower’s general corporate purposes; provided, however, the proceeds of the Advances shall not be used by the Borrower (i) in connection with any acquisition by the Borrower of other businesses, whether through merger, consolidation, acquisition of assets, acquisition of stock or other ownership interests or otherwise; or (ii) in
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connection with or preparation for any case or proceeding contemplated by Section 10.1(j) hereof; and (y) not request any Borrowing, and not knowingly use, and use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not knowingly use, the proceeds of any Borrowing (A) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in a manner which constitutes (1) a violation of the FCPA, (2) a violation of the Bribery Act, or (3) a material violation of any other Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under the U.S. law, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(k)    Foreign Assets Control. Ensure that neither the Borrower nor any subsidiary of the Borrower nor any Person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on (i) the lists of Specially Designated Nationals and Blocked Persons maintained by the Department of the Treasury’s Office of Foreign Assets Control, or (ii) the list of persons whose property or interests in property are blocked or subject to blocking pursuant to section 1 of Executive Order 13224 of September 23, 2001.
(l)    Ratio of EBITDA to Interest. Maintain its EBITDA to Interest Ratio as of the end of each fiscal quarter of the Borrower at not less than 3.0 to 1.
(m)    Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions.
These covenants were negotiated by the Banks and the Borrower based on information provided to the Banks by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. In consideration for any waiver or modification of these covenants, the Banks may require: collateral or other credit support; higher fees or interest rates; and/or revised loan documentation or monitoring. Any covenant waiver or modification will be made in the sole discretion of the Required Banks. The foregoing in no way limits the rights of the Agent and Banks under Section 10 of this Agreement.
10.    EVENTS OF DEFAULT AND REMEDIES.
10.1    Default
As used herein, “Event of Default” means any of the following:
(a)    Default in the payment when due of any principal due with respect to any of the Advances and the continuance of such default for one (1) calendar day.
(b)    Default in the payment when due of any interest, fees, costs, expenses or other payments required to be paid by the Borrower under this Agreement and the continuance of such default for five (5) calendar days.
(c)    Default in the payment of unpaid principal, interest and other payments under this Agreement (other than as set forth in subsections (a) and (b) above) following the
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Borrower’s receipt of written notice from the Required Banks demanding payment thereof as permitted in this Agreement and the passage of thirty calendar days following such written notice.
(d)    Default in the observance or performance of any covenant or agreement contained in Section 9.2(a), 9.2(h) (as to corporate existence) or 9.2(l) of this Agreement.
(e)    Default in the observance or performance of any covenant or agreement contained in Section 9.1 of this Agreement and continuance of such default for twenty (20) calendar days.
(f)    Default in the observance or performance of any covenant or agreement contained in this Agreement or related documents (other than a covenant or agreement a default in whose performance is elsewhere in this Section 10.1 specifically dealt with) and continuance for more than thirty (30) calendar days.
(g)    Default in the payment of any indebtedness of the Borrower when due or, if payable on demand, on demand, or any other default by the Borrower in any agreement relating to indebtedness or contingent liabilities that would allow the maturity of such indebtedness to be accelerated, in each case if the outstanding balance (including principal, interest, and any other sums) of all such indebtedness or liabilities in default at any one time exceeds $300,000,000.
(h)    Any representation or warranty made by the Borrower to the Agent or the Banks proves to be untrue in any material respect.
(i)    The rendering against the Borrower of any final judgment, decree or order for the payment of money in excess of $500,000,000 (excluding any portion of such judgment, decree or order which is insured by an unrelated third-party insurer which has not objected to or denied coverage), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of ninety (90) calendar days without a stay of execution.
(j)    With or without the Borrower’s consent, a custodian, trustee or receiver shall be appointed for the majority of the properties of the Borrower, or a petition shall be filed by or against the Borrower under the United States Bankruptcy Code or any similar comprehensive bankruptcy or insolvency law, whether domestic or foreign.
10.2    Remedies.
Upon the occurrence of any one or more Events of Default, or at any time thereafter, the Agent may, with the consent of the Required Banks, and shall, upon request of the Required Banks:
(a)    terminate the Commitments;
(b)    declare the unpaid principal, accrued interest and all other amounts payable under this Agreement to be immediately due and payable; and/or
(c)    exercise any or all remedies available to the Agent or the Banks under the other Loan Documents or otherwise available by law or agreement.
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Notwithstanding the foregoing, upon the occurrence of an Event of Default under paragraph 10.1(j), the Commitments shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under this Agreement will become immediately due and payable.
10.3    Setoff
Each Bank may, upon the occurrence of an Event of Default or at any time thereafter, without prior notice to the Borrower, set off and apply any and all deposits held by, and other indebtedness owing by, such Bank to or for the credit or the account of the Borrower against any and all obligations owing to such Bank hereunder, whether now or hereafter existing, whether or not the Agent or such Bank has made demand under this Agreement or any Loan Document and whether such obligations may be contingent or unmatured. Such right shall be in addition to and not in lieu of any other rights and remedies available to the Agent or the Banks under the other Loan Documents or otherwise available by law or agreement. Each Bank will endeavor to notify the Borrower and the Agent promptly after any such setoff made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff or any application of funds realized by such setoff. Each Bank shall have the obligations, if any, specified in Section 11.4 with respect to any amounts obtained pursuant to this Section 10.3.
11.    AGENCY
11.1    Authorization.
Each Bank irrevocably appoints and authorizes the Agent to act on behalf of such Bank to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instruments shall be binding upon all Banks.
11.2    Distribution of Payments and Proceeds.
(a)    After deduction of any costs of collection as hereinafter provided in Section 11.3, any fees specified herein or in any Fee Letter, and any servicing fee provided in any agreement between the Agent and the applicable Bank, the Agent shall remit to each Bank that Bank’s Percentage of all payments of principal, interest, fees and other payments that are received by the Agent under the Loan Documents. Each Bank’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Banks hereunder shall be to account for each Bank’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Banks in anticipation of receipt of payment from the Borrower. If the Agent fails to receive any such anticipated payment from the Borrower, each Bank shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to (A) the NYFRB Rate, in the case of Advances denominated in Dollars or (B) the cost of funds incurred by
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the Agent in respect of such amount in the case of Advances denominated in Committed Currencies, for each such date.
(b)    Notwithstanding the foregoing, if any Bank has wrongfully refused to fund its Percentage of any Borrowing or other advance as required hereunder, or if the principal balance of any Bank’s Advances is for any other reason less than its Percentage of the aggregate principal balances of the Advances, the Agent may remit all payments received by it to the other Banks until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Bank hereunder is equal to its Percentage of the aggregate amount owing to all of the Banks hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Bank has breached its obligations hereunder and shall not be deemed to excuse any Bank from such obligations.
11.3    Expenses.
All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent (in its capacity as Agent) for all reasonable costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of any collateral), except to the extent that the Agent shall have previously received reimbursement of such costs, expenses, damages or liabilities from the Borrower. If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs, expenses, damages or liabilities within five (5) calendar days after their incurrence or imposition, each Bank shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds; provided, however, that no Bank shall be liable for any portion of such costs, expenses, damages and liabilities resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment.
11.4    Payments Received Directly by Banks.
If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advances other than through distributions made in accordance with Section 11.2, such Bank shall promptly give notice of such fact to the Agent and shall purchase from the other Banks such participations in the Advances as shall be necessary to cause the purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchasing Bank restored to the extent of such recovery (but without interest thereon). The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 11.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.
11.5    Indemnification.
Each Bank severally (but not jointly) hereby agrees to indemnify and hold harmless the Agent (in its capacity as Agent), as well as the Agent’s agents, employees, officers and directors, ratably according to the respective Percentages of each of the Banks from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs,
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disbursements, or expenses (including reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its agents, employees, officers or directors in any way relating to or arising out of this Agreement or the other Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment. Notwithstanding any other provisions of this Agreement or the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
11.6    Limitations on Agent’s Power.
Notwithstanding any other provision of this Agreement, the Agent shall not have the power, without the written consent of all of the Banks, to (i) forgive or reduce any indebtedness of the Borrower arising under this Agreement, (ii) agree to reduce the rate of interest or fees charged under this Agreement except as expressly provided in this Agreement, (iii) agree to extend the due date for payment of principal, interest, fees or any other amount due under this Agreement, (iv) extend the Commitment Termination Date or increase the amount of any of the Commitments except as provided in Sections 2.6 and 2.7, (v) amend the definition of “Required Banks,” (vi) amend this Section 11.6, Section 12.4 or Section 12.5 of this Agreement, or any provision herein providing for consent or other action by all Banks, (vii) amend any provision for the pro rata treatment of the Banks with respect to the sharing of payments of principal or interest or the making of Advances, or (viii) release the Borrower from personal liability on account of its obligations hereunder.
11.7    Exculpation of the Agent by the Banks.
The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon any writing which it believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (a) be responsible to any of the Banks for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible to any of the Banks for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to any of the Banks to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable to any of the Banks for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
11.8    Agent and Affiliates.
The Agent shall have the same rights, powers and obligations hereunder in its individual capacity as any other Bank, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.
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11.9    Credit Investigation~~.~~
Each Bank acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitment been granted and the Advances made directly by such Bank to the Borrower without the intervention of the Agent or any other Bank. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.
11.10    Resignation.
The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Banks. In the event of any resignation of the Agent, the Required Banks shall as promptly as practicable appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the successor Agent as to any actions taken or omitted to be taken by it while it is an Agent hereunder and to the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent hereunder.
11.11    Assignments and Participations.
(a)    Participations. Any Bank may, at its option, sell one or more participations in that Bank’s Advances; provided, however, (i) no such participation shall relieve any Bank of its obligations under this Agreement and the other Loan Documents, including, without limitation, its obligation to make Advances hereunder on the terms and subject to the conditions set forth herein, (ii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank granting any such participation in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iii) no such participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or the other Loan Documents, or to consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein, or would postpone any date fixed for any payment of principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein. Except as set forth in (iii) above, no holder of any such participation shall be entitled to require the Bank granting such participation to take or omit to take any action hereunder.
(b)    Assignments.
(i)    Generally. Subject to the limitations set forth in subsection (ii) below, any Bank may, at its option, assign to another Person all or a part of its
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Commitment, Advances and other rights and obligations under this Agreement, but only pursuant to an Assignment Certificate. From and after the effective date of any such assignment, the assignee thereunder shall, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations so assigned to it, and the assigning Bank shall, to the extent that rights and obligations have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement. Any Bank making an assignment under this Section shall pay the Agent a transfer fee in the amount of $3,500 concurrent with such assignment.
(ii)    Limitations. Notwithstanding paragraph (i):
(A)    Any assignment under paragraph (i) may be made only with the prior written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof.
(B)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, no assignment may be made to any Person that is not an Eligible Assignee.
(C)    Unless the Agent and the Borrower otherwise consent in writing and except as provided herein, which consent shall not be unreasonably withheld, conditioned or delayed, the aggregate Credit Exposure assigned by any Bank shall not exceed 60% of its original Commitment hereunder, as such Commitment may have been reduced from time to time pursuant to Section 6.4.
(D)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, any assignment of a part of a Bank’s Commitment, Advances and other rights and obligations must be in a minimum amount of $10,000,000.
No consent of the Borrower that would otherwise be required under this subsection (ii) shall be required during any period in which an Event of Default exists. No consent of the Agent or the Borrower that would otherwise be required under this subsection (ii) shall be required in connection with an assignment by any Bank to any Affiliate of that Bank or to another Bank, that in each case is an Eligible Assignee.
(c)    Information. The Borrower authorizes the Agent and each Bank to disclose to its affiliates and any participant or assignee and any prospective participant or assignee any and all financial and other information in the possession of the Agent or that Bank concerning the Borrower.
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(d)    Assignment to Federal Reserve Bank. Nothing herein shall prohibit any Bank from pledging or assigning its rights under this Agreement to any Federal Reserve Bank in accordance with applicable law.
11.12    Syndication Agent and Documentation Agent.
The Banks identified on the title page as “Syndication Agent” and “Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any Bank so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.
11.13    Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent, including the London Sub-Agent. The exculpatory provisions of this Article shall apply to any such sub-agent.
11.14    Bank ERISA Representation
(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
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(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
12.    MISCELLANEOUS.
12.1    365-Day Year.
All interest on Advances subject to the Floating Rate and ~~LIBO Rate in the case of~~ Advances denominated in Sterling due under this Agreement will be calculated based on the actual days elapsed in a 365-day year. All interest on Advances subject to ~~a LIBO Rate (other than Advances denominated in Sterling)~~the Adjusted Term SOFR Rate, the EURIBO Rate or the NYFRB Rate and all fees will be calculated based on the actual days elapsed in a 360-day year.
12.2    GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Agent or the Banks and all calculations for compliance with financial covenants will be made using generally accepted accounting principles consistently applied (“GAAP”).
12.3    No Waiver; Cumulative Remedies.
No failure or delay by the Agent or any Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.
12.4    Amendments, Etc.
Any amendment, modification, termination, or waiver of any provision of this Agreement must be in writing and signed by the Agent with the approval of the Required Banks (or such other number of Banks, if any, as may be required hereunder for such amendment, modification, termination or waiver). Notwithstanding the foregoing (i) any modification of the type described
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in Section 11.6 shall be effective only if signed by each Bank, and (ii) any amendment, modification, termination, or waiver of Section 12.18 shall be effective only if signed by each Bank that is a EEA Financial Institution.
12.5    Binding Effect: Assignment.
This Agreement is binding on the Borrower, the Agent and the Banks and their successors and assigns. The Borrower may not assign its rights hereunder without the prior written consent of all of the Banks.
12.6    New York Law.
This Agreement is governed by the substantive laws of the State of New York.
12.7    Severability of Provisions.
If any part of this Agreement is unenforceable, the rest of the Agreement may still be enforced.
12.8    Integration.
This Agreement contains the entire understanding between the parties and supersedes all other oral or written agreements between the Borrower and the Agent or any Bank.
12.9    Notice.
(a)    Except as otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by registered mail, postage prepaid, or (iii) transmitted by telecopy, as follows:
(i) if to the Borrower, to it at Building 224-5S 26, 3M Center, St. Paul, MN 55144-1000, Attention of Sarah Grauze (~~Fax No. (651) 737-0010~~Email: smgrauze@mmm.com);
(ii) if to the Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group (Fax No.: (302) 634-3301);
(iii) if to the London Sub-Agent, to J.P. Morgan Europe Limited, 25 Bank Street, 6th Floor, London, E14 5JP; and
(iv) if to any other Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;
or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy. All communications required hereunder to be delivered by e-mail shall be transmitted to the e-mail address set forth by the applicable party’s signature below, or, as to each party, at such other e-mail address as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.
(b)    So long as JPMorgan or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 9.1(a) and (b) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Banks. The Borrower agrees that the Agent
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may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
(c)    Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or telecopier. Each Bank agrees (i) to notify the Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice agreed by such Bank to be deliverable by email may be sent to such e-mail address.
12.10    Indemnification by the Borrower.
The Borrower hereby agrees to indemnify and hold harmless the Agent and each Bank, as well as their agents, employees, officers~~,~~  and directors (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against an Indemnified Party in any way relating to or arising out of this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses to the extent resulting from (i) an Indemnified Party’s failure to perform its obligations under this Agreement, or (ii) any negligence, gross negligence or willful misconduct of an Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable judgment. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment. In no event, however, shall any Indemnified
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Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
12.11    Customer Identification - USA Patriot Act Notice.
Each Bank and the Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation. The Borrower agrees to promptly provide such information upon request.
12.12    Execution in Counterparts.
This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.
12.13    Waiver of Jury Trial.
THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.
12.14    Jurisdiction.
The Borrower hereby irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any other party hereto arising out of or in any way relating to this Agreement or any of the other Loan Documents in any forum other than any New York State or Federal court located in New York County, and any appellate court from any thereof, (ii) submits, for itself and its property, to the jurisdiction of such courts over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and agrees that all claims in respect of such actions or proceeding may be heard and determined in such state or federal court, (iii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Borrower at its address referred to in Section 12.9. The Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 12.14 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
12.15    Substitution of Currency.
If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement ~~(including, without~~
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~~limitation, the definitions of LIBO Base Rate)~~ will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Banks and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.
12.16 No Fiduciary Relationship.
The Agent and the Banks may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor any Lender has any obligation to disclose any of such interest to the Borrower or its Affiliates. The Borrower acknowledges that the Banks have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Bank and the Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties hereto.
12.17 Waiver of Prior Notice under Existing Credit Agreement.
Each of the Borrower and the Banks that are parties to the Existing Credit Agreement, which Banks constitute the “Required Banks ” under and as defined in the Existing Credit Agreement, hereby waive any requirement that notice of the termination of the commitments and prepayment in full of the amounts owing thereunder be delivered in advance of such termination or prepayment and agree that, on the Effective Date, the Existing Credit Agreement shall be amended and restated in full as set forth herein.
12.18 Acknowledgement and Consent to Bail-In of Certain Financial Institutions.
Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Bank under or in connection with this Agreement may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)    the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank hereto that is subject to the Write-Down and Conversion Powers of any Resolution Authority; and
(b)    any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.
As used in this Agreement:
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.
“Bail-In Legislation” means:
(a)    with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(b)    with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“Write-Down and Conversion Powers” means:
(a)    with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)    in relation to any other applicable Bail-In Legislation:
(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
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(ii)    any similar or analogous powers under that Bail-In Legislation; and
(c)    with respect to any UK Bail-In Legislation:
(i)    any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)    any similar or analogous powers under that UK Bail-In Legislation.

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[SIGNATURE PAGES INTENTIONALLY OMITTED]
~~IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.~~

~~3M COMPANY By: /s/ Sarah Grauze Name: Sarah Grauze Title: Treasurer and Vice President, Finance~~

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~~JPMORGAN CHASE BANK, N.A., as Agent and as Bank By  /s/ Gene Riego de Dios Name: Gene Riego de Dios Title: Executive Director~~
~~CITIBANK, N.A. By  /s/ Susan Olsen Name: Susan Olsen Title: Vice President~~
~~DEUTSCHE BANK AG NEW YORK BRANCH By /s/ Ming K. Chu Name: Ming K. Chu Title: Director  By  /s/ Virginia Cosenza Name: Virginia Cosenza Title: Vice President~~
~~BANK OF AMERICA, N.A. By /s/ Alexandra Korchmar Name: Alexandra Korchmar Title: Associate~~
~~BARCLAYS BANK PLC By  /s/ Sean Duggan Name: Sean Duggan Title: Vice President~~
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~~BNP PARIBAS By /s/ Mike Shryock Name: Mike Shryock Title: Managing Director  By  /s/ Emma Petersen Name: Emma Petersen Title: Director~~
~~CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH By  /s/ Judith E. Smith Name: Judith E. Smith Title: Authorized Signatory By  /s/ Emerson Almeida Name: Emerson Almeida Title: Authorized Signatory~~
~~GOLDMAN SACHS BANK USA By  /s/ Ryan Durkin Name: Ryan Durkin Title: Authorized Signatory~~
~~MORGAN STANLEY BANK, N.A. By  /s/ Michael King Name: Michael King Title: Authorized Signatory~~
~~WELLS FARGO BANK, NATIONAL ASSOCIATION By /s/ Mark H. Halldorson Name: Mark H. Halldorson Title: Director~~
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~~THE BANK OF NEW YORK MELLON By  /s/ John Smathers Name: John Smathers Title: Director~~
~~HSBC BANK USA, NATIONAL ASSOCIATION By  /s/ Matthew McLaurin Name: Matthew McLaurin Title: Director~~
~~INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH By  /s/ Kan Chen Name: Kan Chen Title: Director  By  /s/ Haiyao Su Name: Haiyao Su Title: Executive Director~~
~~THE NORTHERN TRUST COMPANY By  /s/ Molly Drennan Name: Molly Drennan Title: Senior Vice President~~
~~SUMITOMO MITSUI BANKING CORPORATION By  /s/ Michael Maguire Name: Michael Maguire Title: Executive Director~~
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~~BANCO BRADESCO S.A., NEW YORK BRANCH By  /s/ Fabiana Paes de Barros Name: Fabiana Paes de Barros Title:  By  /s/ Sonia Cristina I A Bettencourt Name: Sonia Cristina I A Bettencourt Title:~~
~~BANK OF CHINA, NEW YORK BRANCH By  /s/ Raymond Qiao Name: Raymond Qiao Title: Executive Vice President~~
~~CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH By  /s/ Andrew R. Campbell Name: Andrew R. Campbell Title: Authorized Signatory  By  /s/ Farhad Merali Name: Farhad Merali Title: Authorized Signatory~~
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~~BANCO SANTANDER BANK, S.A. By  /s/ Maria Teresa Adamuz Name: Maria Teresa Adamuz  Title: Vice President  By  /s/ Laura Castan Name: Laura Castan Title: Attorney~~
~~STATE STREET BANK AND TRUST COMPANY By  /s/ Busola Laguda Name: Busola Laguda Title: Vice President~~
~~SVENSKA HANDELSBANKEN AB (PUBL) NEW YORK BRANCH By  /s/ Mark Emmett Name: Mark Emmett Title: Vice President  By /s/ Nancy D’Albert Name: Nancy D’Albert Title: Vice President~~

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SCHEDULE AND EXHIBITS
Schedule I    Commitments
Exhibit A     Conditions Precedent
Exhibit B    Representations and Warranties
Exhibit C    Form of Note
Exhibit D    [Reserved]
Exhibit E    Form of Compliance Certificate

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Schedule I
COMMITMENTS

Name of Bank	Commitment

JPMorgan Chase Bank, N.A.	$232,500,000
Citibank, N.A.	$232,500,000
Deutsche Bank AG New York Branch	$232,500,000
Bank of America, N.A.	$232,500,000
Barclays Bank PLC	$172,500,000
BNP Paribas	$172,500,000
Credit Suisse AG, Cayman Islands Branch	$172,500,000
Goldman Sachs Bank USA	$172,500,000
Morgan Stanley Bank, N.A.	$172,500,000
Wells Fargo Bank, National Association	$172,500,000
The Bank of New York Mellon	$135,000,000
HSBC Bank USA, National Association	$135,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$135,000,000
The Northern Trust Company	$135,000,000
Sumitomo Mitsui Banking Corporation	$135,000,000
Banco Bradesco S.A., New York Branch	$60,000,000
Bank of China, New York Branch	$60,000,000
Canadian Imperial Bank of Commerce, New York Branch	$60,000,000
Banco Santander, S.A.	$60,000,000
State Street Bank and Trust Company	$60,000,000
Svenska Handelsbanken AB (publ) New York Branch	$60,000,000

Total:	$3,000,000,000

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Exhibit A
CONDITIONS PRECEDENT
1.    A Note to the order of the Banks to the extent requested by any Bank pursuant to Section 2.8.
2.    Authorization
(a)    A certified copy of resolutions of the Borrower’s board of directors authorizing the execution of this Agreement and all related documents.
(b)    A certificate of the Borrower’s corporate secretary as to the incumbency and signatures of the officers of the Borrower signing this Agreement.
3.    Organization
(a)    A certified copy of the Borrower’s Articles of Incorporation and By-Laws.
(b)    A Certificate of Good Standing issued by the Secretary of the State of the state of the Borrower’s incorporation dated not more than 30 days prior to the date hereof.
4.    An opinion of counsel to the Borrower, opining as to the due authorization, execution, delivery and enforceability of the Loan Documents and such other matters as the Agent may require.
5.    (i) The Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Bank that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

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Exhibit B
REPRESENTATIONS AND WARRANTIES

Corporate Status. The Borrower is a corporation duly formed and in good standing under the laws of the jurisdiction of its organization.
Authorization. The execution, delivery and performance of this Agreement are within the Borrower’s powers, have been duly authorized, and do not conflict with the articles or bylaws of the Borrower, any agreement by which the Borrower is bound or any court, administrative or other ruling by which the Borrower is bound.
Financial Reports. The Borrower has provided the Banks with its annual audited financial statement as of December 31, 2018. That statement fairly represents the financial condition of the Borrower as of its date and was prepared in accordance with GAAP.
Material Adverse Change. Except as disclosed in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the Securities and Exchange Commission (“SEC”) prior to the Effective Date, since December 31, 2018, there has occurred no event or circumstance that would individually or in the aggregate have a material adverse effect on the consolidated financial condition or operations of the Borrower.
Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2018 or in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, there are no legal or governmental proceedings pending or, to the best of the Borrower’s knowledge, threatened by governmental authorities or others, by which the Borrower is or may be bound, which, if determined adversely to the Borrower, would individually or in the aggregate have a material adverse effect on the consolidated financial condition or operations of the Borrower.
Taxes. The Borrower has filed when due all federal, state and local tax returns and paid all amounts shown as due thereon, except for such amounts which are being contested in good faith by appropriate proceedings.
No Default. There is no Default or Event of Default under this Agreement.
ERISA. The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the PBGC or other governmental area.
Environmental Matters. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2018 or in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, to the best of the Borrower’s knowledge, the Borrower has not incurred, directly or indirectly, any material contingent liability in connection with (i) the release of any toxic or hazardous waste or substance into the environment or (ii) noncompliance with applicable environmental, health and safety statutes and regulations.
Insurance. The Borrower is maintaining the insurance required by Section 9.2(c).
Legal Agreements. This Agreement and the other Loan Documents constitute the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, including against claims of usury, except to the extent
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that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally.
Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  After application of the proceeds of each Advance, not more than 25 percent of the value (as determined by any reasonable method) of the assets of the Borrower subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted will consist of margin stock.
Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries, and to the knowledge of the Borrower, its officers, employees, directors and agents when acting on behalf of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary is a Sanctioned Person. No Borrowing or use of proceeds from the credit facility will constitute (i) a violation of the FCPA, (ii) a violation of the Bribery Act, or (iii) a material violation of any other Anti-Corruption Laws or applicable Sanctions.
EEA Financial Institution. The Borrower is not an EEA Financial Institution.
Beneficial Ownership Certification. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Bank in connection with this Agreement is true and correct in all respects.

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Exhibit C
NOTE
$_____________
__________ __, 20___
FOR VALUE RECEIVED, 3M Company, a Delaware corporation (the “Borrower”), promises to pay to the order of ____________________________________ (the “Bank”), at such place as Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of _______________________________ Dollars ($_______________), or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower pursuant to Section 2.1 of the Amended and Restated Five Year Credit Agreement dated November 15, 2019 among the Borrower, JPMorgan Chase Bank, N.A., as Agent (in such capacity, the “Agent”), and various Banks, including the Bank (the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest hereunder, for the acceleration of this Note upon an Event of Default, for the determination of the Dollar Equivalent of Advances denominated in Committed Currencies and for the voluntary prepayment of this Note. This Note is a “Note,” as defined in the Credit Agreement.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
3M COMPANY
By _________________________________
Its ______________________________

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Exhibit D
[Reserved]

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Exhibit E
CERTIFICATE OF COMPLIANCE
In accordance with the Amended and Restated Five Year Credit Agreement dated as of November 15, 2019, by and among JPMorgan Chase Bank, N.A., as agent for the Banks, 3M Company (the “Borrower”) and the Banks, as such Credit Agreement has been or may hereafter be amended from time to time, attached are the consolidated financial statements for the Borrower for the period ending _______________, 20__ (the “Effective Date”).
I certify that the financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the annual financial statements. I also certify that as of the Effective Date, the Borrower is in compliance with the covenants stated in the Credit Agreement.
I further certify that the Borrower’s EBITDA to Interest Ratio, as defined in the Credit Agreement, as of the Effective Date is as set forth below:
(a)    EBITDA    $_____________
(b)    Interest    $_____________
EBITDA to Interest Ratio [(a)/(b)]        ____ to 1
Minimum Permitted EBITDA to Interest Ratio        3.0 to 1
Furthermore, I have no knowledge of the occurrence of an Event of Default under the Credit Agreement or of any event which with notice of lapse of time would constitute an Event of Default, except those specifically stated below.
    3M COMPANY
By _________________________________
Its ______________________________

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